PROSPECTUS SUPPLEMENT
(To Prospectus dated March 25, 1997)

                                   $8,000,000
            GATE(sm) RECEIVABLE ASSET-BACKED DEBT SECURITIES (GRADS(sm))
           $5,250,000 7.45% CLASS A COLLATERALIZED STUDENT LOAN BONDS
                                 SERIES 1997-S1
           $2,750,000 8.25% CLASS B COLLATERALIZED STUDENT LOAN BONDS
                                 SERIES 1997-S1

                      THE NATIONAL COLLEGIATE TRUST 1997-S1

         The Class A Collateralized Student Loan Bonds, Series 1997-S1 (the "Class A Bonds") have an aggregate initial principal amount of $5,250,000 and a fixed interest rate per annum of 7.45% (the "Class A Interest Rate"). The Class B Collateralized Student Loan Bonds, Series 1997-S1 (the "Class B Bonds"; together with the Class A Bonds, the "Bonds"), have an aggregate initial principal amount of $2,750,000 and a fixed interest rate per annum of 8.25% (the "Class B Interest Rate"). Interest on the Bonds will be payable semiannually on the 20th day of each March and September or, if such 20th day is not a Business Day, on the first Business Day thereafter (each, an "Interest Payment Date"), commencing on September 20, 1997. Interest will be payable on the Bonds in an amount equal to the interest accrued on the unpaid principal amount of Bonds during the six-month period (or for the initial Interest Payment Date, the period commencing with the Closing Date) ending on the last day preceding each such Interest Payment Date. Principal on the Bonds will be payable semiannually, pro rata among each Class
                                            (COVER CONTINUED ON NEXT PAGE)

      PROSPECTIVE INVESTORS SHOULD CONSIDER THE INFORMATION SET FORTH UNDER
          "RISK FACTORS" ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT AND
                   ON PAGE 11 OF THE ACCOMPANYING PROSPECTUS.

PROCEEDS OF THE ASSETS OF THE ISSUER ARE THE SOLE SOURCE OF PAYMENTS ON THE BONDS. THE BONDS DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR OR ANY OF ITS AFFILIATES. NEITHER THE BONDS NOR THE STUDENT LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------------------------------
                                                                       Underwriting Discounts          Proceeds to
                                           Price to Public             and Commissions                 Issuer (1)
-----------------------------------------------------------------------------------------------------------------------------
Per Class A Bond                                  96.390625%                       1.2%                      91.75253%
-----------------------------------------------------------------------------------------------------------------------------
Per Class B Bond                                   95.3125%                        2.0%                      89.87614%
-----------------------------------------------------------------------------------------------------------------------------
    Total                                         $7,681,602                     $118,000                   $7,288,602
-----------------------------------------------------------------------------------------------------------------------------

(1) After deducting expenses payable by the Issuer, estimated at $275,000, including the payment of a Structural Advisory Fee to The First Marblehead Corporation, the structural advisor to the Issuer, equal to 1.4% of the aggregate initial principal amount of the Bonds and the payment of a Loan Origination Processing Fee to The First Marblehead Corporation in the amount of $26,570. See "Summary of the Prospectus Supplement--Depositor" herein and "The Depositor" in the Prospectus for a further description of The First Marblehead Corporation.

BancAmerica Securities, Inc. (the "Underwriter") intends to make a secondary market in the Bonds, but has no obligation to do so. There can be no assurance that a secondary market for the Bonds will develop or, if it does develop, that it will continue. The Bonds are offered by the Underwriter, subject to prior sale, to withdrawal, cancellation or modifications of the offer without notice, to receipt and acceptance by the Underwriter and to certain additional conditions. It is expected that the Bonds will be delivered in book-entry form through the same day funds settlement system of The Depository Trust System against payment therefor in immediately available funds in New York, New York on or about April 10, 1997.


                          BANCAMERICA SECURITIES, INC.


            The date of this Prospectus Supplement is April 7, 1997.

(COVER CONTINUED)

on the basis of the principal balance thereof, on the 20th day of each March and September or, if such 20th day is not a Business Day, on the first Business Day thereafter (each, a "Principal Payment Date"), commencing (i) with respect to the Class A Bonds, on September 20, 2000 and (ii) with respect to the Class B Bonds, following the payment in full of the Class A Bonds (which initially may be the same Principal Payment Date on which the Class A Bonds are paid in full). The Stated Maturity Date for the Bonds will be on the Interest Payment Date in September 2013, the latest scheduled maturity date of the Student Loans pledged to secure the Bonds. However, the actual payment in full of the Bonds could occur sooner than the Stated Maturity, as provided herein.

         It is a condition to issuance that the Class A Bonds and the Class B Bonds offered hereby be rated not lower than "Aa2" and "Baa2" respectively, by Moody's Investors' Service, Inc. See "Rating" herein.

         The Bonds will be collateralized by a pool of loans (the "Student Loans") to students at the educational institutions identified herein (the "Owner Participants") purchased by The National Collegiate Trust 1997-S1 (the "Issuer") directly from the Originators simultaneously with the closing for the sale of the Bonds. As of April 10, 1997 (the "Closing Date"), the outstanding principal balance of the Student Loans is expected to be $6,484,747. The pool of Student Loans will be pledged by the Issuer to State Street Bank and Trust Company (the "Indenture Trustee") for the benefit of the holders of the Bonds (the "Bondholders").

         The Student Loans were originated by the Originators identified herein in connection with the Guaranteed Access to Education ("GATE(sm)") Student Loan Program established by The National Collegiate Trust, a Delaware business trust, which was the initial depositor (the "Depositor") of the Issuer. The Student Loans were made to full-time students to provide financing for the costs of attending the educational institutions that are the Owner Participants in the Issuer and for certain other expenses in connection therewith. The Student Loans will be serviced by the Pennsylvania Higher Education Assistance Agency (the "Servicer"), subject to the requirements set forth herein and in the accompanying Prospectus.

         On the Closing Date, the Indenture Trustee will apply approximately $2,445,000 from the proceeds of the sale of the Bonds to acquire a portfolio of Eligible Investments that will return payments of principal and interest so that on each Interest Payment Date during the period commencing on the Closing Date and ending on September 20, 2000 (the "Interest Support Period"), an amount equal to the applicable Interest Support Payment is available from the proceeds of such Eligible Investments. The "Interest Support Payment" with respect to each Interest Payment Date during the Interest Support Period is equal to (a) all accrued interest on the Bonds together with expenses of the Issuer to be paid on such date minus (b) funds in the Collateral Proceeds Account, if any, available to pay the amount determined in clause (a) hereof. During a student's full-time enrollment at the Participating Institution, payment of accrued interest will be deferred unless the borrower elects otherwise. All accrued and unpaid interest will be capitalized, to the extent permitted by law, upon the termination of the student's enrollment and will be repaid by the borrower as part of the principal balance of the related Student Loan. Assuming that the student graduates on the expected graduation date of such student's entering class, the borrower will be responsible for the payment of interest only during the next five years (the "Interest Only Period"). Amortization of the principal of a Student Loan, subject to permitted additional deferrals or forbearances under certain circumstances, will begin after the end of the Interest Only Period and continue for the next eight years. See "The GATE(sm) Student Loan Program--The GATE(sm) Student Loans" in the Prospectus.

         The yield to maturity on the Bonds will be affected by, among other things, the rate and timing of principal payments (including prepayments, defaults and liquidations) on the Student Loans and the timing of receipt of such payments. See "Certain Yield and Prepayment Considerations" herein and "Yield Considerations" in the Prospectus.


         THE PROSPECTUS THAT ACCOMPANIES THIS PROSPECTUS SUPPLEMENT CONTAINS IMPORTANT INFORMATION REGARDING THIS OFFERING THAT IS NOT CONTAINED HEREIN, AND PROSPECTIVE INVESTORS ARE URGED TO READ BOTH THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT IN FULL TO OBTAIN MATERIAL INFORMATION CONCERNING THE BONDS. SALES OF THE BONDS MAY NOT BE CONSUMMATED UNLESS THE PURCHASER HAS RECEIVED BOTH THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT.
                                   -----------

         UNTIL 90 DAYS AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT, ALL DEALERS EFFECTING TRANSACTIONS IN THE BONDS, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                                   -----------

         CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE BONDS, INCLUDING BY ENTERING STABILIZING BIDS AND PURCHASING THE BONDS TO COVER ANY SHORT POSITION IN THE BONDS MAINTAINED BY THE UNDERWRITER, DURING AND AFTER THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                        SUMMARY OF PROSPECTUS SUPPLEMENT

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY MAY BE DEFINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS. A "GLOSSARY OF PRINCIPAL TERMS" IS INCLUDED AT THE END OF THE PROSPECTUS. TERMS THAT ARE USED BUT NOT DEFINED IN THIS PROSPECTUS SUPPLEMENT WILL HAVE THE MEANINGS SPECIFIED IN THE PROSPECTUS.

SECURITIES OFFERED..................  7.45% Class A Collateralized Student Loan
                                      Bonds, Series 1997-S1 and 8.25% Class B
                                      Collateralized Student Loan Bonds, Series
                                      1997-S1, issued pursuant to an indenture
                                      (the "Indenture"), between the Owner
                                      Trustee (as defined herein), as trustee
                                      for the Issuer, and the Indenture Trustee.
                                      The Bonds will be issued in minimum
                                      denominations of $25,000 and multiples of $1,000 in excess thereof. See "Description of the Bonds" and "Description of the Indenture" herein and "Description of the Indenture" in the Prospectus.

ISSUER   ...........................  The National Collegiate Trust 1997-S1, a
                                      trust established by the Depositor for the sole purpose of acquiring, owning, holding and pledging the Student Loans and issuing and selling the Bonds. The Issuer will have no significant assets other than the Trust Estate pledged as collateral for the Bonds. See "The Issuer" in the Prospectus.

DEPOSITOR...........................  The National Collegiate Trust, a Delaware
                                      business trust, owned by NCT Holdings,
                                      Inc., a Delaware corporation and a
                                      wholly-owned subsidiary of The First
                                      Marblehead Corporation. The registered
                                      office of the Depositor is c/o Delaware
                                      Trust Capital Management, Inc., 900 Market
                                      Street, Wilmington, Delaware 19801. The
                                      First Marblehead Corporation will receive a Structural Advisory Fee and a Loan Origination Processing Fee, as set forth on the cover page of this Prospectus Supplement, from the Issuer upon the issuance and sale of the Bonds. See "The Depositor" in the Prospectus.

SERVICER ...........................  The Pennsylvania Higher Education
                                      Assistance Agency, a public corporation
                                      and a governmental instrumentality of the Commonwealth of Pennsylvania. The primary compensation of the Servicer for servicing the Student Loans will be a monthly fee (the "Servicing Fee") set forth herein. See "The Servicer" and "The
                                      Servicer--Servicing Compensation" herein and "The Servicer" in the Prospectus.

INDENTURE TRUSTEE...................  State Street Bank and Trust Company, a
                                      Massachusetts trust company. See
                                      "Description of the Indenture--The
                                      Indenture Trustee" herein.

OWNER TRUSTEE.......................  Delaware Trust Capital Management, Inc., a
                                      Delaware trust company acting as trustee for the Depositor and for the Issuer. See "The Owner Trustee" herein.

ADMINISTRATOR.......................  First Marblehead Data Services Inc., a
                                      Delaware corporation. See "The
                                      Administrator" herein and in the
                                      Prospectus.

ORIGINATORS.........................  The First National Bank of Boston with respect to the Student Loans originated by The First National Bank of Boston ("FNBB") and Bank of America National Association ("BANA") with respect to Student Loans originated by BANA. See "The Originators" herein and in the Prospectus and "Description of the Student Loans" herein.

CLOSING DATE........................  April 10, 1997.

DESCRIPTION OF THE
     BONDS..........................  The Bonds will be issued pursuant to an
                                      Indenture, to be dated as of April 1,
                                      1997, between the Owner Trustee, as
                                      trustee for the Issuer, and the Indenture
                                      Trustee, as trustee for the Bondholders.
                                      Each class of Bonds will initially be
                                      represented by one or more certificates
                                      registered in the name of CEDE & Co., the nominee of The Depository Trust Company ("DTC"), and will only be available in the form of book-entries on the records of DTC, DTC Participants and Indirect DTC Participants for the benefit of the Bond Owners. The Bonds will be issued in definitive form only under the limited circumstances described in the Prospectus. See "Risk Factors--Difficulty in Pledging" and "--Potential Delays in Receipt of Distributions" herein and "Risk Factors" and "Description of the
                                      Indenture--Book-Entry Registration and
                                      Definitive Bonds" in the Prospectus.

     A.  INTEREST...................  The Class A Bonds will bear a fixed interest rate equal to 7.45% per annum.
                                      The Class B Bonds will bear a fixed
                                      interest rate equal to 8.25% per annum.
                                      Interest on the Bonds will be payable
                                      semiannually on the 20th day of each March and September or, if such 20th day is not a Business Day, on the first Business Day thereafter (each, an "Interest Payment Date"), commencing on September 20, 1997. Interest is payable on the Bonds in an amount equal to the interest accrued on the unpaid principal amount of the Bonds during the six-month period (or, for the initial Interest Payment Date, the period commencing with the Closing Date) ending on the last day preceding each such Interest Payment Date (each such period, the "Interest Accrual Period"). See "Description of the Bonds--Payments of Interest" herein and in the Prospectus.

     B.  PRINCIPAL..................  Principal payments on the Bonds will be payable semiannually on each class of
                                      Bonds, pro rata among each Class on the
                                      basis of the principal balance thereof, on the 20th day of each March and September or, if such 20th day is not a Business Day, on the first Business Day thereafter (each, a "Principal Payment Date" and together with the related Interest Payment Date, a "Payment Date"), commencing (a) with respect to the Class A Bonds, on September 20, 2000, and (b) with respect to the Class B Bonds, after retirement in full of the Class A Bonds, from all amounts on deposit in the Reserve Fund, less the Interest Reserve Amount, and, thereafter, in an aggregate amount equal to the sum (net of the Servicing Fee) of:
                                      (i) all monthly interest collected with
                                      respect to the Student Loans during the
                                      six-month period ending on the 15th day of the calendar month in which the related Payment Date occurs (each such period, a "Collection Period") in excess of the amount needed to make the interest payment on the Bonds and to pay certain expenses on such Principal Payment Date; (ii) all monthly principal collected with respect to the Student Loans during the related Collection Period together with any and all prepayments received with respect to the Student Loans during the Collection Period; (iii) net liquidation proceeds related to defaulted Student Loans received during the Collection Period, including late payment charges on the Student Loans, if any; (iv) reinvestment income deposited in the Collateral Proceeds Account during the Collection Period; and (v) funds in the Reserve Fund in excess of the Interest Reserve Amount and less payment of certain expenses. See "Description of the Bonds--Payment of Principal" herein and in the Prospectus.

     C.  STATED MATURITY............  September 20, 2013. However, the actual date on which payment in full may be made on the Bonds may be earlier than the Stated Maturity date due to, among other factors, principal prepayments on the Student Loans. No assurance can be given as to the actual maturity date of the Bonds or the payment experience of the Student Loans or the Bonds. See "Certain Yield and Prepayment Considerations" herein and "Risk Factors--Average Life of Bonds; Prepayments; Yields" and "Yield Considerations" in the Prospectus.

     D.  OPTIONAL REDEMPTION........  The Issuer will have the right, at its option, to redeem (i) the Class B Bonds, at a redemption price of 100% of their unpaid principal amount, plus accrued interest in whole, on any date on which the Aggregate Current Principal Amount of all Bonds outstanding has declined to 10% or less of their initial Aggregate Current Principal Amount, (ii) the Class A Bonds and upon their retirement, the Class B Bonds on any Payment Date prior to the first Principal Payment Date, in an amount equal to any principal prepayments on the Student Loans collected by the Servicer during the Collection Period, and (iii) the Class A Bonds and the Class B Bonds, pro rata among each Class, during the 60-day period following the Closing Date, in an amount not to exceed 5% of the Aggregate Current Principal Amount of the Bonds at a price equal to 100% of their unpaid principal amount, plus accrued interest. See "Description of the Bonds--Optional Redemption" in the Prospectus.

TRUST ESTATE........................  The collateral pledged by the Issuer to the Indenture Trustee, for the exclusive benefit of the Bondholders, as security for the bonds consisting primarily of the Student Loans and the Collateral Proceeds Account, the Reserve Fund and the Interest Support Account (including all income from investments of funds in each of such accounts).

USE OF PROCEEDS.....................  The net proceeds from the sale of the
                                      Bonds, as set forth on the cover of this Prospectus Supplement, will be used by the Issuer to acquire the Student Loans at a discount directly from the Originators simultaneously with the closing of the sale of the Bonds. See "Use of Proceeds" herein and in the Prospectus.

THE STUDENT LOANS ..................  As of the Closing Date, 2,657 GATE(sm)
                                      Student Loans, with an aggregate initial principal amount of $6,484,747 will be acquired directly by the Issuer from the Originators. None of the Student Loans will be secured by any assets of the borrowers, nor will the Student Loans be guaranteed by any entity.

                                      2,595 Student Loans, with an initial
                                      principal amount of $6,339,000 were
                                      originated by The First National Bank of
                                      Boston, and 62 Student Loans, with an
                                      initial principal amount of $145,747 were originated by BANA.

                                      8 GATE(sm) Student Loans, with an
                                      aggregate initial principal amount of
                                      $21,598 were originated as of September 5, 1996; 29 Student Loans, with an aggregate initial principal amount of $107,572 were originated as of October 5, 1996; 430 Student Loans, with an aggregate initial principal amount of $1,686,114 were originated as of November 5, 1996; 103 Student Loans, with an aggregate initial principal amount of $248,131 were originated as of December 5, 1996; 1,086 Student Loans, with an aggregate initial principal amount of $2,028,485 were originated as of January 6, 1997; 865 Student Loans, with an aggregate initial principal amount of $2,193,899 were originated as of February 5, 1997; 136 Student Loans, with an aggregate initial principal amount of $198,948 were originated as of March 5, 1997; and all of the Student Loans are scheduled to mature between September 1, 2010 and September 1, 2013.

                                      The Student Loans will conform to the
                                      description herein and in "The GATE(sm)
                                      Student Loan Program" in the Prospectus.

                                      The Student Loans in the Trust Estate are expected to have the following additional characteristics as of the Closing Date (percentages of the Student Loans are as of the aggregate initial principal amount of the Student Loans):

                                      (i)   a weighted average interest rate of
                                            9.185% per annum;

                                      (ii)  an average principal amount of
                                            approximately $2,441; and

                                      (iii) a weighted average original term to
                                            scheduled maturity of approximately
                                            187 months.

                                      For additional discussion of the Student
                                      Loans, see "Description of the Student
                                      Loans" herein.

COLLATERAL PROCEEDS ACCOUNT.........  All amounts collected on the Student
                                      Loans, net of the Servicing Fee, will be remitted to a trust account or accounts (collectively, the "Collateral Proceeds Account"), to be established by the Indenture Trustee for the benefit of the Bondholders. All funds deposited in the Collateral Proceeds Account during the related Collection Period, together with the reinvestment earnings thereon, will be available for application to the payment of principal and/or interest on the Bonds on the next Payment Date; provided, however, that if there is a shortfall in the Interest Reserve Amount on any Payment Date, such amount as is necessary to fund such shortfall will be deposited in the Reserve Fund prior to any payment of principal on the Bonds.

                                      On each Payment Date, the Trustee will
                                      apply all amounts held in the Collateral
                                      Proceeds Account and the Reserve Fund in excess of the Interest Reserve Amount, FIRST, to the Class A Bonds for the payment of accrued interest on the Class A Bonds at the Class A Interest Rate; SECOND, to the Class B Bonds for the payment of accrued interest on the Class B Bonds at the Class B Interest Rate, THIRD, to the payment of any shortfall in the Interest Reserve Amount for the related Interest Accrual Period (provided that, if after giving effect to all payments of interest and principal on the Bonds on such Payment Date, the Interest Reserve Amount equals or exceeds the Aggregate Current Principal Amount of the Outstanding Bonds, then the Bonds will be immediately due and payable); FOURTH, to the payment of any unpaid amount due the Indenture Trustee pursuant to the Indenture; FIFTH, to the payment of any unpaid amount due any firm of independent accountants pursuant to the related Indenture; SIXTH, to the payment of any unpaid amount due the Owner Trustee of the Issuer pursuant to the Trust Agreement between the Owner Trustee and the Owner Participants; SEVENTH, to the payment of any unpaid amount due the Administrator pursuant to the Administration Agreement; EIGHTH, on each Principal Payment Date, to the Class A Bonds for the payment of any unpaid principal amount of the Class A Bonds; NINTH, on each Principal Payment Date following payment in full of the Class A Bonds (which initially may be the same Principal Prepayment Date on which the Class A Bonds are paid in full), to the Class B Bonds for the payment of any unpaid principal amount of the Class B Bonds, and TENTH, if such Payment Date is not a Principal Payment Date, any remaining amounts in the Collateral Proceeds Account will be deposited in the Reserve Fund.

                                      Any amounts remaining in the Collateral
                                      Proceeds Account immediately following
                                      retirement of the Bonds in full and
                                      payment of any unpaid administrative fees and expenses will be paid to the Issuer. See "Description of the Bonds--Collateral Proceeds Account" herein.

RESERVE FUND........................  The Indenture Trustee will establish and maintain a reserve fund (the "Reserve
                                      Fund") for the benefit of holders of the Bonds. On the Closing Date the Indenture Trustee will apply approximately $255,000 from the proceeds of the sale of the Bonds to acquire a U.S. Treasury security (that is an Eligible Investment) that will return payments of principal and interest so that on September 20, 2000, the Interest Reserve Amount for the Interest Accrual Period commencing on such date will be available from the proceeds of such Eligible Investment. All funds remaining in the Collateral Proceeds Account on each Payment Date commencing with the initial Payment Date and ending on, but including, the Payment Date on September 20, 2000, after making all payments due on the Bonds on such Payment Dates, shall be deposited in the Reserve Fund. On each Payment Date thereafter, upon the payment of all interest accrued and owing on the Bonds, any remaining funds in the Collateral Proceeds Account will be deposited in the Reserve Fund, to the extent necessary, so that the amount therein will equal the amount of interest payable on the Bonds on the next succeeding Payment Date (the "Interest Reserve Amount"). If after giving effect to all payments of interest and principal on the Bonds on such Payment Date, the Interest Reserve Amount equals or exceeds the original principal amount of the Bonds, minus all prior payments, if any, made with respect to principal of the Bonds (the "Aggregate Current Principal Amount"), then the Bonds will be immediately due and payable. Amounts held in the Reserve Fund will be available to meet debt service requirements on the Bonds payable on any Payment Date, to the extent necessary, if insufficient amounts are held in the Collateral Proceeds Account. See "Description of the Bonds--Reserve Fund" herein.

INTEREST SUPPORT ACCOUNT............  The Indenture Trustee will establish and maintain an interest support account (the
                                      "Interest Support Account") for the
                                      benefit of the holders of the Bonds. On
                                      the Closing Date, the Indenture Trustee
                                      will apply approximately $2,445,000 from the proceeds of the sale of the Bonds to acquire a portfolio of U.S. Treasury securities (that are Eligible
                                      Investments), that will return payments of principal and interest so that on each Interest Payment Date during the period commencing on the Closing Date and ending on September 20, 2000 (the "Interest Support Period"), an amount equal to the applicable Interest Support Payment is available from the proceeds of such Eligible Investments. The Indenture Trustee will deposit the proceeds from the Eligible Investments in the Interest Support Account. The "Interest Support Payment" with respect to each Interest Payment Date during the Interest Support Period, is equal to (a) all accrued interest on the Bonds together with expenses of the Issuer to be paid on such date minus (b) funds in the Collateral Proceeds Account, if any, available to pay the amount determined in clause (a) hereof. On each Interest Payment Date during the Interest Support Period, the Indenture Trustee will withdraw the related Interest Support Payment from the Interest Support Account and deposit such Interest Support Payment in the Collateral Proceeds Account. See "Description of the Bonds-The Interest Support Account" herein.

CERTAIN FEDERAL INCOME
     TAX CONSEQUENCES...............  Upon the issuance of the Bonds, Thacher
                                      Proffitt & Wood, counsel to the Issuer,
                                      will deliver its opinion generally to the effect that, under the law in effect on the date thereof, and assuming compliance with the Indenture and related documents, for federal income tax purposes: (i) the Bonds will constitute indebtedness of and not equity interests in the Issuer or in a separate association taxable as a corporation and (ii) the Issuer will not be classified as an association taxable as a corporation. Prospective investors should be aware, however, that the Issuer will not seek any ruling from the Internal Revenue Service on the federal income tax characterization of the Bonds or the classification of the Issuer and opinions of counsel are not binding on the Internal Revenue Service or the courts. See "Certain Federal Income Tax Consequences" herein and in the Prospectus.

                                      The Class A Bonds and the Class B Bonds
                                      will be treated as having been issued with original issue discount for federal income tax reporting purposes. In addition, a purchaser of a Bond with market discount generally will be subject to the market discount rules of the Code. The prepayment assumption with respect to the Student Loans used in determining the rate of accrual of market discount, if any, for federal income tax purposes will be that the Student Loans will not be prepaid. No representation is made that the Student Loans will not prepay or that they will prepay at any other rate. See "Certain Federal Income Tax Consequences--Taxation of Owners of Bonds--Market Discount" in the Prospectus.

ERISA CONSIDERATIONS................  The terms of the offering do not generally restrict the issuance or subsequent
                                      transfer of Bonds to employee benefit
                                      plans that are subject to the Employee
                                      Retirement Income Security Act of 1974, as amended ("ERISA") or section 4975 of the Code. Fiduciaries of a plan considering an investment in the Bonds should carefully review with their legal advisors whether the purchase or holding of Bonds would be restricted by the application of ERISA or section 4975 of the Code to such plan.
                                      See, "ERISA Considerations".

RATING   ...........................  It is a condition of issuance that the
                                      Class A Bonds be rated not lower than
                                      "Aa2" and the Class B Bonds be rated not lower than "Baa2" by Moody's Investors
                                      Service, Inc. (the "Rating Agency"). A
                                      security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.
                                      A security rating does not address the
                                      frequency of prepayments of Student Loans, or the corresponding effect on yield to investors. See "Rating" herein and in the Prospectus.

                                  RISK FACTORS

         Prospective purchasers of Bonds should consider, among other things, the following risk factors (as well as the risk factors set forth under "Risk Factors" in the Prospectus) in connection with an investment therein.

DIFFICULTY IN PLEDGING

         Since transactions in the Bonds can be effected only through DTC, DTC Participants and DTC Indirect Participants, the ability of a Bond Owner to pledge a Bond to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such Bonds, may be limited due to a lack of a physical certificate representing such Bond. See "Description of the Indenture--Book-Entry Registration and Definitive Bonds" in the Prospectus.

POTENTIAL DELAYS IN RECEIPT OF DISTRIBUTIONS

         Bond Owners may experience some delay in their receipt of distributions on the book-entry Bonds since such distributions will be forwarded by the Trustee to DTC and DTC will credit such distributions to the accounts of the DTC Participants which will thereafter credit them to the accounts of Bond Owners either directly or indirectly through Indirect DTC Participants. See "Description of the Indenture--Book-Entry Registration and Definitive Certificates" in the Prospectus.

LIMITED LIQUIDITY

         There is, and at issuance there will be, no market for the Bonds, and there can be no assurance that a secondary market will develop or, if it does develop, that it will provide holders with liquidity of investment or will continue for the life of the Bonds. Any such secondary market may provide less liquidity to investors than any comparable market for securities that evidence interests in student loans. In addition, the market value of the Bonds will fluctuate with changes in prevailing rates of interest. Consequently, sale of the Bonds by a holder in any secondary market that may develop may be at a discount from 100% of their original principal balance or from their purchase price. Furthermore, secondary market purchasers may look only hereto and to the reports to Bondholders delivered pursuant to the Indenture as described herein under the heading "Description of the Bonds--Reports to Bondholders" for information concerning the Bonds. Except to the extent described herein, Bondholders will have no redemption rights and the Bonds are subject to early retirement only under certain specified circumstances described herein. The Bonds will not be listed on any securities exchange.

AVERAGE LIFE OF BONDS; PREPAYMENTS; YIELDS

         Prepayments by borrowers on the Student Loans generally will result in a faster rate of principal payments on the Bonds than if payments on the Student Loans were made as scheduled. Thus, the prepayment experience on the Student Loans may affect the average life of the Bonds. The rate of principal payments on pools of the student loans varies between pools and from time to time is influenced by a variety of economic, demographic, geographic, social, tax, legal and other factors. There can be no assurance as to the rate of prepayment on the Student Loans or that the rate of payments will conform to any model described herein. If prevailing interest rates fall significantly below the applicable rates borne by the Student Loans, principal prepayments are likely to be higher than if prevailing rates remain at or above the rates borne by the Student Loans. Furthermore, there can be no assurance that student loan programs, such as programs being implemented or proposed by the federal or state government, will not result in significant prepayment of the Student Loans. Additionally, the Class B Bonds are subject to redemption in whole at the option of the Issuer, on any date on which the Aggregate Current Principal Amount of the Bonds outstanding has declined to 10% of their initial Aggregate Current Principal Amount. As a result, the retirement of the Bonds could occur significantly earlier than expected. Only limited information regarding historic prepayment rates for GATE(sm) Student Loans is provided herein. See "Repayment History Regarding GATE(sm) Student Loans" herein. In addition, no information regarding historic prepayment rates for other student loans to students of the Owner Participants or for student loans serviced by the Servicer is provided herein, because the Depositor believes that the terms of the GATE(sm) Student Loan Program are materially different from the terms of student loans originated under existing student loan programs administered by the Owner Participants or any other student loans serviced by the Servicer, and that any information regarding historic prepayment rates on such loans would not only be irrelevant, but might mislead investors into making erroneous judgments as to the likely level of prepayments under the GATE(sm) Student Loan Program. See "Yield Considerations--Yield and Prepayment Considerations" in the Prospectus for a discussion of the major differences between the GATE(sm) Student Loan Program and other existing loan programs, which the Depositor believes are likely to affect the level of prepayments. See also "Certain Yield and Prepayment Considerations" herein.

RISKS DIFFER BETWEEN THE CLASS A BONDS AND THE CLASS B BONDS

         Payments of principal and interest on the Class B Bonds are subordinate in priority of payment to interest and principal payments on the Class A Bonds. The Class B Bonds bear a greater risk of loss of principal than do the Class A Bonds because the Class B Bonds do not receive principal payments until the Class A Bonds are paid in full.

LIMITED NATURE OF RATING

         The rating assigned by the Rating Agency to the Bonds reflects only its assessment of the likelihood that holders of the Bonds will receive payments to which such Bondholders are entitled under the Indenture. Such rating does not constitute an assessment of the likelihood that principal prepayments on the related Student Loans will be made, the degree to which the rate of such prepayments might differ from that originally anticipated or the likelihood of early retirement of the Bonds. Neither does rating address the possibility that prepayment at higher or lower rates than anticipated by an investor may cause such investor to experience a lower than anticipated yield or that an investor that purchases a Bond at a significant premium might fail to recoup its initial investment under certain prepayment scenarios. See "Rating" herein.

FAILURE TO COMPLY WITH LOAN ORIGINATION AND SERVICING PROCEDURES; LIMITED LIABILITY OF SERVICER

         The Depositor's GATE(sm) Student Loan Program prescribes rules and procedures applicable to originating and servicing the Student Loans. See "The GATE(sm) Student Loan Program" in the Prospectus. In addition, numerous federal and state consumer protection laws and related regulations impose substantial requirements upon the origination and servicing of the Student Loans. See "Certain Legal Aspects of the GATE(sm) Student Loans" in the Prospectus. If the Originator fails to originate a Student Loan in compliance with the Program Manual and state and federal consumer lending laws, the Originator will be obligated to indemnify the Indenture Trustee on behalf of the related Issuer for any losses incurred as a result thereof or repurchase the related Student Loans, as set forth in the related Origination Agreement. See "The Originators" herein. In addition, because the Servicer remits to the Indenture Trustee only on a monthly basis, pursuant to the Servicing Agreement, the Servicer will agree to indemnify the Depositor and the Issuer for any claim, loss, liability or expense, including reasonable attorney's fees, that arise out of or relate to the Servicer's acts or omissions with respect to the servicing of the Student Loans under the Servicing Agreement, where a final determination of liability on the part of the Servicer is established by an arbitrator, court of law or by way of settlement agreed to by the Servicer. However, the maximum liability of the Servicer under the Servicing Agreement with respect to each pool of Student Loans for all losses incurred by the Issuer as a result of servicing deficiencies with respect to such pool of Student Loans will not exceed ten percent (10%) of the initial aggregate principal balance of such pool of Student Loans (the "Pool Limit"); provided that the Servicer will be liable for such losses incurred with respect to each pool of Student Loans in excess of the Pool Limit until such time as the aggregate losses incurred by the Depositor, the Issuer and other issuers organized by the Depositor, collectively, as a result of servicing deficiencies with respect to all Student Loans serviced by the Servicer is equal to ten percent (10%) of the initial aggregate principal balance of all such Student Loans. Proceeds from such indemnification will be deposited with the Indenture Trustee in the Collateral Proceeds Account and will be used to make interest and principal payments on the Bonds.

         Therefore, failure to originate or service properly a Student Loan in accordance with those rules, procedures or laws could adversely affect the total collections for any Interest Accrual Period and the Issuer's ability to pay principal and interest on the Bonds. See "The Servicer--The Servicing Agreement" herein and in the Prospectus.

ACTUAL CASH FLOW RESULTS MAY BE MATERIALLY AND ADVERSELY DIFFERENT; INABILITY OF INDENTURE TRUSTEE TO LIQUIDATE STUDENT LOANS

         The interest and principal payments received with respect to the Student Loans for a particular Interest Accrual Period may vary greatly in both timing and amount from the payments actually due on the Student Loans as of such Interest Accrual Period for a variety of economic, social and other factors, including both individual factors, such as additional periods of deferral, customary servicer forbearance or forbearance required by applicable bankruptcy or insolvency laws prior to or after a borrower's commencement of repayment, and general factors, such as a general economic downturn which could increase the amount of defaulting Student Loans. Failures by borrowers to pay timely the principal and interest on the Student Loans will affect the total collections during the Interest Accrual Period which may reduce the amount of principal and interest paid to the Bondholders on a Payment Date. In addition, in the event of the bankruptcy or insolvency of the Servicer, delays could result in the payment to the Indenture Trustee of collections on the Student Loans held by the Servicer. The occurrence of one or more of these factors is impossible to predict, and no estimate can be given of the point at which the effect of such factors would impair the Issuer's ability to pay principal and interest on the Bonds.

         In the event that the Issuer is unable to pay principal on the Bonds on their Stated Maturity, the Indenture will authorize the Indenture Trustee to declare an Event of Default and sell the Student Loans. There can be no assurance, however, that the Indenture Trustee will be able to find a purchaser for the Student Loans in a timely manner or one who is willing to pay the aggregate outstanding principal amount of the Student Loans. If the proceeds of any such sale do not, together with other available assets under the Indenture, exceed the aggregate outstanding principal amount of the Bonds and accrued interest with respect to the Bonds, the Bondholders may suffer a loss.

         See "The GATE(sm) Student Loan Program" in the Prospectus for a complete discussion of the characteristics of the GATE(sm) Student Loan Program and GATE(sm) Student Loans, including the terms for the payment of principal and interest thereof.

UNSECURED NATURE OF STUDENT LOANS; LIMITED ASSETS; NO GUARANTEE

         The Student Loans are not secured by any assets of the respective borrowers pursuant to the requirements of the GATE(sm) Student Loan Program. If the Trust Estate has insufficient assets to make payments on the Bonds, no other assets will be available for payment of the deficiency. The Issuer will not have, nor will it be permitted or expected to have, any significant assets or sources of funds other than the Student Loans and the Collateral Proceeds Account, the Interest Support Account and the Reserve Fund and all investment income thereon. The Bonds represent obligations solely of the Issuer and will not be insured or guaranteed by any governmental agency or instrumentality, or by the Owner Participants, the Servicer or any other person or entity. Although the Indenture Trustee will sell the Student Loans in accordance with the Indenture following an acceleration of the Bonds upon an Event of Default, there can be no assurance that the market value of the Student Loans will at any time be equal to or greater than the Aggregate Current Principal Amount of, and accrued interest on, the outstanding Bonds or that there will even be a market for the Student Loans. Further, on the Closing Date, the aggregate outstanding principal balance of the Student Loans will be less than the Aggregate Current Principal Amount of the Bonds. See "Credit Enhancement--Overcollateralization" herein. Therefore, upon an Event of Default with respect to the Bonds, there can be no assurance that sufficient funds will be available to repay Bondholders in full. In addition, the amount of principal required to be distributed to Bondholders under the Indenture is generally limited to amounts available to be so distributed. Therefore, the failure to pay principal on the Bonds will not result in the occurrence of an Event of Default until the Stated Maturity of the Bonds. See "Description of the Indenture--Events of Default" herein and in the Prospectus.

                                 USE OF PROCEEDS

         The net proceeds to the Issuer set forth on the cover page to this Prospectus Supplement, estimated to be $7,288,602 (or 91.11% of the aggregate proceeds of the sale of the Bonds) will be used by the Issuer (i) to purchase the Student Loans at a discount directly from the Originators simultaneously with the closing of the sale of the Bonds, (ii) to acquire for the Reserve Fund, a U.S. Treasury security (that is an Eligible Investment) to fund the Interest Reserve Amount on September 20, 2000, for the Interest Accrual Period commencing on such date and (iii) to acquire for the Interest Support Account, a portfolio of U.S. Treasury securities (that are Eligible Investments) to fund the Interest Support Payments during the Interest Support Period. See "Description of the Bonds--Credit Enhancement--Reserve Fund" herein and in the Prospectus for a description of the Interest Reserve Amount and "Description of the Bonds--Credit Enhancement--The Interest Support Account" herein and in the Prospectus for a description of the Interest Support Account.


                        DESCRIPTION OF THE STUDENT LOANS

         The Issuer will pledge for the benefit of the Bondholders the Trust Estate, consisting of 2,657 Student Loans with an initial aggregate principal amount (calculated as of the Closing Date) of $6,484,747. The Student Loans will be fixed rate GATE(sm) Student Loans, as more fully described herein and in the Prospectus. See "The GATE(sm) Student Loan Program" in the Prospectus for a general description of the provisions of the Student Loans originated pursuant to the GATE(sm) Student Loan Program.

         The Student Loans will conform to the description herein and in "The GATE(sm) Student Loan Program" in the Prospectus. The Participating Institutions that hold the beneficial ownership interests in the Issuer (the "Owner Participants") and the number, Original Principal Amount and Interest Rate of the Student Loans in the Trust Estate are as follows (measured as of the Closing
Date):

                                                              TOTAL 1997-S1
                                                              STUDENT LOANS
                                                              -------------

Name of Owner                                                        Original
Participant                              Number                 Principal Amount $         Interest Rate
-----------                              ------                 ------------------         -------------

Albright College                           65                              $237,887           9.250%

Allegheny College                          1                                 10,000           8.750%
                                           8                                 31,506           9.000%

Babson College                             1                                  3,000           9.250%

Beaver College                            221                               253,150           8.250%

Bennington College                         1                                  1,875           9.250%

Clarkson University                       1003                            1,921,795           9.250%

Franciscan University of                   10                                24,700           8.750%
Steubenville

Franklin Pierce College                   113                               175,553           9.500%

Geneva College                             1                                  5,500           9.250%

Hartwick College                          713                             2,822,596           9.250%

Illinois Institute of                      1                                  5,000           9.250%
Technology

Linfield College                           16                                74,300           9.250%

Lycoming College                           22                                22,000           9.250%

Mount Ida College                          34                                89,531           9.250%

Oglethorpe University                      7                                 24,350           9.000%


                                      S-11

St. Anselm College                        212                               240,000           9.250%

Santa Clara University                     45                                66,447           8.750%

Seton Hill College                         29                                72,050           9.250%

Tulane University                          22                                82,603           9.250%

Utica College of Syracuse                  14                                41,369           9.000%
University

Wesleyan College (Ga)                     118                               279,535           8.750%
                                          ===                               =======           ======

Total/Wtd. Avg. Int. Rate                2,657                            6,484,747           9.185%


         The Student Loans in the Trust Estate are expected to have the following additional characteristics as of the Closing Date:

         (i) All of the Student Loans to students of Illinois Institute of Technology, Santa Clara University and Linfield College were originated by BANA, and all of the remaining Student Loans were originated by FNBB.

         (ii)     An average principal amount of approximately $2,441.

         (iii) A weighted average original term to scheduled maturity of approximately 187 months.

         (iv) 126 of the related Student Loan Notes with an initial principal amount of $399,230 were executed by a student borrower and a cosignor.

         The expected graduation dates of each of the students are as follows:

                                        EXPECTED GRADUATION DATES
                               (INITIAL PRINCIPAL AMOUNT OF STUDENT LOANS)


Name of Owner
Participant              12/96-8/97            9/97-8/98             9/98-8/99            9/99-8/00               Total
-----------              ----------            ---------             ---------            ---------               -----


Albright College            55,798               27,958                84,885               69,246                 237,887

Allegheny College           15,627               12,750                13,129                   --                  41,506

Babson College               3,000                   --                    --                   --                   3,000

Beaver College              20,250               23,500                71,150              138,250                 253,150

Bennington College              --                   --                    --                1,875                   1,875

Clarkson University        235,450              323,823               439,675              922,847               1,921,795

Franciscan University        2,100               13,200                 1,500                7,900                  24,700
of Steubenville

Franklin Pierce             30,900               38,100                46,503               60,050                 175,553
College

Geneva College                  --                   --                    --                5,500                   5,500

Hartwick College           622,925              912,494               557,603              729,574               2,822,596

Illinois Institute of           --                   --                 5,000                   --                   5,000
Technology

Linfield College            24,200               14,800                17,000               18,300                  74,300

Lycoming College                --                   --                    --               22,000                  22,000

Mount Ida College           47,214               42,317                    --                   --                  89,531

Oglethorpe College           9,350               15,000                    --                   --                  24,350

St. Anselm                      --                   --                    --              240,000                 240,000
University

Santa Clara                 19,581                4,132                17,400               25,334                  66,447
University

Seton Hill College          13,600               13,600                30,400               14,450                  72,050

Tulane University           56,403               12,800                13,400                   --                  82,603

Utica College of            19,250               18,119                 4,000                   --                  41,369
Syracuse University

Wesleyan College            19,269               56,263               100,852              103,151                 279,535
(Ga)
------------------------------------------------------------------------------------------------------------------------------

TOTAL                    1,194,917            1,528,856             1,402,497            2,358,447               6,484,747

% OF POOL                  18.43%               23.58%                21.63%               36.37%

                                  THE SERVICER

GENERAL

         The Student Loans will be serviced by the Pennsylvania Higher Education Assistance Agency (the "Servicer"), pursuant to a servicing agreement (the "Servicing Agreement") dated January 6, 1995, as amended, between the Servicer and the Depositor. On the Closing Date, the Depositor, with the consent of the Servicer, will assign its interest in the Servicing Agreement with respect to the Student Loans, to the Issuer. Pursuant to the terms of the Servicing Agreement, the Servicer will remit to the Indenture Trustee on a monthly basis all funds held on account for the Issuer since the last remittance to the Indenture Trustee. See "The Servicer" and "The Servicer--Servicing Standards and Procedures" in the Prospectus for a description of the Servicer and the servicing standards to be followed by the Servicer.

SERVICING COMPENSATION

         The Servicer will be entitled to a monthly fee for its services (the "Servicing Fee") in an amount based upon the aggregate principal balance of the Student Loans serviced at the end of each month, multiplied by the applicable Servicing Fee divided by twelve, equal to the following:


                           Time Period                   Servicing Fee
                           -----------                   -------------


through September 2000                                      0.46%

October 2000 through September 2005                         0.66%

October 2005 through September 2009                         0.86%

October 2009 through September 2013                         1.00%


         In addition, while at this time the Servicer does not collect late charges from Student Loan borrowers, the Issuer expects that in the future a late charge will be implemented, to the extent permitted by law. At such time, it is anticipated that a portion of any such late charge will be retained by the Servicer with the remaining amount being delivered to the Trustee for deposit in the Collateral Proceeds Account.

ORIGINATION SERVICES AGREEMENT

         The Servicer will provide certain origination services to the Originators pursuant to an origination services agreement (the "Origination Services Agreement"), dated January 6, 1995, between the Servicer and the Depositor. On the Closing Date, the Depositor, with the consent of the Servicer, will assign its interest in the Origination Services Agreement with respect to the Student Loans, to the Issuer. The Servicer will be entitled to an origination services fee in an aggregate amount equal to approximately $13,000 from the proceeds from sale of the Bonds.

REPAYMENT HISTORY REGARDING GATE(sm) STUDENT LOANS

         The following chart is provided by way of information only and sets forth the actual delinquency, prepayment and forbearance experience of all GATE(sm) student loans as of February 28, 1997. THERE CAN BE NO ASSURANCE THAT THE STUDENT LOANS THAT SECURE THE CLASS A AND THE CLASS B BONDS WILL BE IN ANY MANNER COMPARABLE TO THE HISTORICAL INFORMATION SET FORTH BELOW. Because the first GATE(sm) student loans were originated in 1994, the age of the portfolio of GATE(sm) student loans serviced by the Servicer is fairly recent, and, more importantly, less than fifty percent of such student loans are in repayment status. Consequently, the repayment experience with respect to GATESM student loans is insufficient to provide reliable predictive information based on the historical repayment performance of the Servicer's GATE(sm) student loan portfolio. The source for the information in the following table is the monthly servicer reports prepared by the Servicer in connection with all GATE(sm) Student Loans since the first issuance of Collateralized Student Loan Bonds under the GATE(sm) Program in 1994.



                        [Space intentionally left blank.]

                                            DELINQUENCY, PREPAYMENT AND FORBEARANCE EXPERIENCE ON
                                                           GATE(sm) STUDENT LOANS(1),(2)

                                                                                                               Aggregate
                                                                                              Number           Principal
                                                                                             of Loans          Amount ($)
                                                                                           -------------    --------------



Total Student Loans Outstanding                                                                 7,161       18,523,208

Total Student Loans that have entered Repayment to Date(3)                                         --        8,096,992

Total Prepayments(4)                                                                               --          679,610

Total Student Loans currently in Repayment                                                      2,233        7,417,382

Delinquency(5)

     Period of Delinquency:

         31-60 Days                                                                               169          617,298

         61-90 Days                                                                                31          149,641

         91-120 Days                                                                               15           73,326

         121-150 Days                                                                              21          103,698

         151-180 Days                                                                              79          259,110

     Total Delinquencies                                                                          315        1,203,073

                  Delinquencies as a Percentage of Total Student Loans in Repayment              14.1%            16.2%

                  Delinquencies as a Percentage of Total Student Loans Outstanding                4.4%             6.5%

Defaults

     Total Student Loans forwarded to a Collection Agent(6)                                       160          745,160

                  Defaults as a Percentage of Total Student Loans that have entered                --              9.2%
                  Repayment To Date

                  Defaults as a Percentage of Total Student Loans Outstanding                     2.2%             4.0%

Forbearance

     Total Student Loans in Forbearance(7)                                                        106          446,743

                  Total Forbearance Loans as a Percentage of Total Student Loans that              --              5.5%
                  have entered Repayment To Date

                  Total Forbearance Loans as a Percentage of Total Student Loans                  1.5%             2.4%
                  Outstanding


--------
(1) Excludes Student Loans securing the 1997-S1 Bonds.
(2) All information as of February 28, 1997.
(3) Approximately 6% of these student loans entered repayment more than 2.5 years ago; approximately 27% entered repayment more than 1.5 years ago; approximately 65% entered repayment more than six months ago. Includes Student Loans that have been paid in full.
(4) Includes Student Loans that were cancelled by the related Participating Institutions during the 60 day period following the related Closing Date. The Student Loans securing the GRADS(sm) Series 1994 S-1 Collateralized Student Loan Bonds having an outstanding principal balance of $3,378,022, contain a provision for a significant prepayment penalty. None of the other Student Loans have any prepayment penalties.
(5) Excludes Student Loans that were delinquent in the past and are now current. Excludes Student Loans in Forbearance. Delinquent Student Loans are forwarded to a Collection Agent at 180 days.
(6) Includes 46 Student Loans having an aggregate principal value of $190,097, that have made some payments since being turned over to a collection agent; does not include Student Loans 151-180 days delinquent that have not yet been forwarded to a collection agent. None of the student loans have been written off as uncollectible.
(7) Temporary deferment due to hardship.

                                 THE ORIGINATORS

     The Student Loans were originated by the Originators as of the dates set forth in the summary of this Prospectus Supplement. See "The GATE(sm) Student Loan Program" and "The Originator" in the Prospectus. The Originators will be responsible for ensuring that all of the Student Loans are originated in compliance with the Program Manual and applicable state and federal consumer lending laws. If an Originator fails to originate a Student Loan in compliance with the Program Manual and state and federal consumer lending laws, the Originator will be obligated to indemnify the Issuer for losses incurred with respect to such Student Loan or repurchase the related Student Loan, as set forth in the related Origination Agreement. Proceeds from such indemnification will be deposited with the Indenture Trustee in the Collateral Proceeds Account and will be used to make interest and principal payments on the Bonds. See "Description of the Bonds--Collateral Proceeds Account" herein.

     Each of the Student Loans originated by The First National Bank of Boston ("FNBB") was originated pursuant to an Origination and Funding Agreement between FNBB and the related Owner Participant (each, a "FNBB Origination Agreement"). Such Student Loans will be sold to the Issuer simultaneously with the closing of the sale of the Bonds pursuant to that certain Master Purchase and Securitization Agreement, dated as of August 31, 1995, between FNBB and the Depositor. Each of the Student Loans originated by Bank of America National Association ("BANA") was originated pursuant to a Loan Packaging and Funding Agreement between BANA and the related Owner Participant (each, a "BANA Origination Agreement"; together with each FNBB Origination Agreement, an "Origination Agreement"). Such Student Loans will be sold to the Issuer simultaneously with the closing of the sale of the Bonds pursuant to that certain Note Purchase Agreement, dated as of August 1, 1996, between BANA and the Depositor. See "Certain Legal Aspects of the Student Loans--Consumer Protection Laws" in the Prospectus.


                             THE OWNER PARTICIPANTS

     The following table sets forth information regarding each of the Owner Participants of the National Collegiate Trust 1997- S1. The source for the statistical information regarding the Owner Participants is THE COLLEGE HANDBOOK
- 1995, published by The College Entrance Examination Board and PETERSON'S FOUR YEAR COLLEGES 1996, published by Peterson's.

                                                                        Full-Time Enrollment              Historical Percentage

                                         Initial
                                         Principal      % of Pool
Name and Location                        Balance of     (by initial                                          Receiving    Pursuing
of Owner               Accrediting       Student        Principal                               Graduating   Financial    Graduate
Participant            Association       Loans          Balance)      Undergrad   Graduate      In 4 Years   Aid          Study
-----------            -----------       -----          --------      ---------   --------      ----------   ---          -----

Albright College       Middle States     $237,887       3.67%             963        --             76%          91%         33%
Reading, PA            Assn. of
                       Colleges and
                       Schools

Allegheny College      Middle States     $41,506        0.64%            1,838       --             65%          78%         35%
Meadville, PA          Assn. of
                       Colleges and
                       Schools

Babson College         New England       $3,000         0.05%            1680        378            84%          49%          4%
Babson Park, MA        Assn. of
                       Schools and
                       Colleges

Beaver College         Middle States     $253,150       3.90%             872       1036            68%          68%         12%
Glenside, PA           Assn. of
                       Colleges and
                       Schools

Bennington College     New England       $1,875         0.03%             373        23             60%          78%         26%
Bennington, VT         Assn. of
                       Schools and
                       Colleges

Clarkson University    Middle States     $1,921,795     29.64%           2332        459            73%          89%         11%
Potsdam, NY            Assn. of
                       Colleges and
                       Schools

Franciscan             North Central     $24,700        0.38%            1,554       410            55%          75%          -
University of          Assn. of
Steubenville           Colleges and
Steubenville, OH       Schools


                                      S-17

Franklin Pierce        New England       $175,553       2.71%            1188        --             48%          77%         13%
College                Assn. of
Rindge, NH             Schools and
                       Colleges

Geneva College         Middle States     $5,500         0.08%            1306        23             59%          94%          9%
Beaver Falls, PA       Assn. of
                       Colleges and
                       Schools

Hartwick College       Middle States     $2,822,596     43.53%           1502        --             58%          65%         20%
Oneonta, NY            Assn. of
                       Colleges and
                       Schools

Illinois Institute of  North Central     $5,000         0.08%            2,546      4,611            -           58%          -
Technology             Assn. of
Chicago, Illinois      Colleges and
                       Schools

Linfield College       Northwest         $74,300        1.15%            1561        37             58%          75%         15%
McMinnville, OR        Assn. of
                       Schools and
                       Colleges

Lycoming College       Middle States     $22,000        0.34%            1363        --             58%          83%         11%
Williamsport, PA       Assn. of
                       Colleges and
                       Schools

Mount Ida College      New England       $89,531        1.38%            1528        --             NA           64%          NA
Newton Centre, MA      Assn. of
                       Schools and
                       Colleges

Oglethorpe             Southern Assn.    $24,350        0.38%             765        66             71%          76%         25%
University             of Colleges
Atlanta, GA            and Schools

St. Anselm College     New England       $240,000       3.70%            1873        --             76%          71%         17%
Manchester, NH         Assn. of
                       Schools and
                       Colleges

Santa Clara            Western Assn.     $66,447        1.02%            3882       1320            81%          64%         21%
University             of Schools and
Santa Clara, CA        Colleges

Seton Hill College     Middle States     $72,050        1.11%             880        12             48%          80%         14%
Greensburg, PA         Assn. of
                       Colleges and
                       Schools

Tulane University      Southern Assn.    $82,603        1.27%            4946       3132            75%          56%         43%
New Orleans, LA        of Colleges
                       and Schools

Utica Coll. of         Middle States     $41,369        0.64%            1630        --             51%          85%         13%
Syracuse U.            Assn. of
Utica, NY              Colleges and
                       Schools

Wesleyan College       Southern Assn.    $279,535       4.31%             386        --             42%          91%         34%
Macon, GA              of Colleges
                       and Schools
------------------------------------------------------------------------------------------------------------------------------------

Total                                    $6,484,747     100%


     As discussed herein and in the Prospectus, the Owner Participants will own all of the beneficial interests in the Issuer based primarily upon the proportion of Student Loans to students of such Owner Participant in the Trust Estate. See "The Issuer" in the Prospectus.

     The following is a table of the default experience of each of the Owner Participants for the year ended September 30, 1994, and the weighted average for the years ended September 30, 1994, 1993 and 1992 with respect to the Federal Family Education Loan Program (the "FFEL Program") at such Owner Participant. The largest component of the FFEL Program is the Stafford Loan Program, which provides for the origination of loans ("Stafford Loans") by eligible lenders in accordance with the Higher Education Act to eligible students, based on financial need, to finance a portion of the costs of attending an eligible institution of higher education or a vocational school. The Higher Education Act limits the amount of Stafford Loans that may be made to a student in any given academic year. Holders of Stafford Loans complying with the limitations of the Higher Education Act will be entitled to the benefits of: (i) a guarantee of the payment of principal and interest with respect to such Stafford Loan; (ii) federal interest support payments equal to the interest payable on such Stafford Loans prior to the time the student begins to repay such loans; and (iii) federal special allowance payments during the term of the Stafford Loans that ensure that interest payments on such loans approximate current market interest rates.

     INVESTORS SHOULD NOTE THAT THE GATE(sm) STUDENT LOANS BEAR NO RELATIONSHIP TO THE PRIVATE AND GOVERNMENT SPONSORED STUDENT LOANS, INCLUDING THE STAFFORD LOANS DESCRIBED ABOVE. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT EXPERIENCE ON THE GATE(sm) STUDENT LOANS WILL BE SIMILAR. THE INFORMATION SET FORTH BELOW SHOULD NOT BE CONSIDERED TO REFLECT THE CREDIT QUALITY OF THE GATE(sm) STUDENT LOANS OR AS A BASIS FOR ASSESSING THE LIKELIHOOD, AMOUNT OR SEVERITY OF LOSSES ON THE GATE(sm) STUDENT LOANS. SUCH INFORMATION IS INCLUDED ONLY AS AN INDICATION OF THE EXPERIENCE OF THE STUDENTS ATTENDING THE OWNER PARTICIPANTS.

     The source of the following statistics is the Department of Education publication dated February 1996 and entitled:

                                       FEDERAL FAMILY EDUCATION LOAN PROGRAM
                                                1992, 1993 AND 1994
                                          COHORT DEFAULT RATE FOR SCHOOLS

                                                                            No. of
                                                                           Borrowers           Cohort Default
                                                     Year Ended             Entering               Rate on
Name Of Institution                                 September 30           Repayment             FFEL Loans(1)
-------------------                                 ------------           ---------             -----------

Albright College                                        1994                                        2.4%
                                                   1992-1994 Avg.                                   3.7%


Allegheny College                                       1994                                        2.2%
                                                   1992-1994 Avg.                                   3.5%

Babson College                                          1994                                        1.5%
                                                   1992-1994 Avg.                                   2.0%


Beaver College                                          1994                                        1.4%
                                                   1992-1994 Avg.                                   2.2%

Bennington College                                      1994                                        7.0%
                                                   1992-1994 Avg.                                   4.5%

Clarkson University                                     1994                                        3.4%
                                                   1992-1994 Avg.                                   3.3%


Franciscan University of                                1994                                        3.9%
Steubenville                                       1992-1994 Avg.                                   3.8%

Franklin Pierce College                                 1994                                        6.5%
                                                   1992-1994 Avg.                                   6.8%

Geneva College                                          1994                                        3.7%
                                                   1992-1994 Avg.                                   4.2%


Hartwick College                                        1994                                        5.1%
                                                   1992-1994 Avg.                                   3.0%


                                      S-19

Illinois Institute of Technology                        1994                                        3.4%
                                                   1992-1994 Avg.                                   3.8%

Linfield College                                        1994                                        3.8%
                                                   1992-1994 Avg.                                   3.9%

Lycoming College                                        1994                                        1.6%
                                                   1992-1994 Avg.                                   3.3%

Mount Ida College                                       1994                                       20.4%
                                                   1992-1994 Avg.                                  14.2%

Oglethorpe College                                      1994                                        7.0%
                                                   1992-1994 Avg.                                   5.9%

St. Anselm                                              1994                                        5.0%
                                                   1992-1994 Avg.                                   3.5%

Santa Clara University                                  1994                                        3.0%
                                                   1992-1994 Avg.                                   2.8%


Seton Hill College                                      1994                                        5.0%
                                                   1992-1994 Avg.                                   6.4%

Tulane University                                       1994                                        4.2%
                                                   1992-1994 Avg.                                   3.8%


Utica College                                           1994                                        6.3%
                                                   1992-1994 Avg.                                   5.0%


Wesleyan College                                        1994                                       10.8%
                                                   1992-1994 Avg.                                   9.9%


                                                                                                 By Total #
                                                                           By School(2)           Of Loans(3)
                                                                           ------------           -----------

National Average - 564 Publics                          1994                 7.71%                  6.67%
                                                   1992-1994 Avg.            7.86%                  6.85%

National Average - 1349 Privates                        1994                 6.42%                  6.27%
                                                   1992-1994 Avg.            6.40%                  6.25%


(1) The cohort default rate for a given year is the ratio of the number of borrowers in default to the number of borrowers entering into repayment during the indicated academic year (October 1 to September 30). For example, a school's cohort default rate for the year ended September 30, 1992 is the percentage of students whose loans entered repayment from October 1, 1991 to September 30, 1992 and who defaulted between October 1, 1991 and September 30, 1993.

(2) Based on the average of each school's cohort default rate to the total number of schools.

(3) Based on the number of all loans in default to the total number of loans in repayment status.


                                THE OWNER TRUSTEE

     Delaware Trust Capital Management, Inc., a Delaware trust company, is the Owner Trustee for the Depositor and the Issuer. The Owner Trustee's primary corporate trust offices are located at 900 Market Street, Wilmington, Delaware 19801, telephone number (302) 421-7748.

                                THE ADMINISTRATOR

     First Marblehead Data Services Inc., a Delaware corporation, will act as the administrator (the "Administrator") for the Issuer. Pursuant to the Administration Agreement, dated as of April 1, 1997 (the "Administration Agreement"), among the Issuer, the Indenture Trustee, the Owner Trustee and the Administrator, the Issuer and the Owner Trustee have appointed the Administrator to act as their agents to perform the duties and the obligations of the Issuer under the Indenture. In addition, pursuant to the Trust Agreement, each of the Owners has given the Administrator its power of attorney to act on its behalf in certain circumstances under the Trust Agreement. While the Bonds remain outstanding, the Administrator will receive an administration fee on each Payment Date equal to 0.075% of the outstanding principal balance of the Bonds as of the immediately preceding Payment Date.


                            DESCRIPTION OF THE BONDS

GENERAL

     The Bonds will be issued pursuant to the Indenture, dated as of April 1, 1997 (the "Indenture"), between Delaware Trust Capital Management, Inc., as owner trustee (the "Owner Trustee") for the Issuer, and State Street Bank and Trust Company, as the Indenture Trustee (the "Indenture Trustee") for the 7.45% Class A Collateralized Student Loan Bonds, Series 1997-S1 and the 8.25% Class B Collateralized Student Loan Bonds, Series 1997-S1. The Indenture will be an exhibit to the Current Report on Form 8-K to be filed with the Commission by the Issuer promptly following the closing of the sale of the Bonds.

     On the Closing Date, the Indenture Trustee will establish and maintain a Reserve Fund into which it will deposit a U.S. Treasury security (which is an Eligible Investment) purchased from the proceeds from the sale of the Bonds, in an amount that will return payments of principal and interest so that on September 20, 2000, the Interest Reserve Amount for the Interest Accrual Period commencing on such date will be available from the proceeds of such Eligible Investment. In addition, on the Closing Date, the Indenture Trustee will establish an Interest Support Account into which the Indenture Trustee will deposit a portfolio of Eligible Investments (which are U.S. Treasury securities) purchased from proceeds from the sale of the Bonds, in an amount that will return payments of principal and interest so that on each Interest Payment Date during the Interest Support Period, an amount equal to the Interest Support Payment for the related Interest Accrual Period is available from the proceeds of such Eligible Investments. Finally, the Indenture Trustee will establish and maintain as of the Closing Date the Collateral Proceeds Account into which will be deposited for payment to the Bondholders all amounts collected on the Student Loans, net of the Servicing Fee, and amounts withdrawn either from the Interest Support Account or the Reserve Fund, except as otherwise provided for herein and in the Prospectus.

     The Bonds will be issued in fully registered form in minimum denominations of $25,000 and integral multiples of $1,000 in excess thereof. The Bonds in certificated form may be transferred or exchanged for Bonds of the same class and series, without the payment of any service charge other than any tax or government charge payable in connection with such registration of transfer or exchange.

     Payments of principal of, and interest on, the Bonds will be made on the dates (the "Payment Dates") set forth herein by check mailed to Bondholders registered as such (which initially shall be CEDE & Co., the nominee of DTC) on the related record date preceding such Payment Date at the addresses of such Bondholders appearing on the Bond Register, except that final payments of principal in retirement of each Bond will be made only upon presentation and surrender of such Bonds at the office or agency of the Issuer maintained for that purpose. Notice will be mailed not less than five days before the Payment Date on which the final payment of principal on any Bond is expected to be made to the holder of such Bond. See "Description of the Bonds--Payments of Interest" and "Payments of Principal" herein.

     Payments of principal of and interest on, the Bonds will be made by the Indenture Trustee as the Paying Agent of the Issuer out of the Collateral Proceeds Account established under the Indenture. All distributions with respect to the Student Loans and all investments made with those distributions, including all income or other gain from such investments, will be deposited into such Collateral Proceeds Account and thereafter will be available to make payments on the Bonds on the next succeeding Payment Date.

     The Indenture Trustee will include with each payment on a Bond, which includes both interest and principal, a statement showing the amount of such payment that constitutes interest and principal, respectively, and the remaining unpaid principal amount of a Bond of minimum denomination. Payments on Bonds which include only interest will be accompanied by a statement showing the aggregate unpaid principal amount of the Bonds.

PAYMENTS OF INTEREST

     The Class A Bonds and the Class B Bonds will bear a fixed interest rate from the date of issuance at 7.45% and 8.25%, respectively, per annum (calculated on the basis of a 360-day year of twelve 30-day months) until the principal amount of the related class of Bonds is paid in full. Interest on the Bonds will be payable semiannually on each Interest Payment Date. Each such payment of interest will represent interest accrued for the six-month period from the most recent Interest Payment Date (or, with respect to the first Interest Payment Date, from the Closing Date) through the last day preceding the related Interest Payment Date (an "Interest Accrual Period").

PAYMENTS OF PRINCIPAL

     Principal payments on the Bonds will be payable semiannually on each Principal Payment Date, commencing with respect to the Class A Bonds, on September 20, 2000, and with respect to the Class B Bonds, upon payment in full of the Class A Bonds. Payment of principal on the first Principal Payment Date will be made from all amounts on deposit in the Reserve Fund less the Interest Reserve Amount for such Payment Date. Thereafter, principal payments on the Bonds will be made from the sum (net of the Servicing Fee and any unpaid amounts due to the Indenture Trustee, the Independent Accountants, the Owner Trustee or the Administrator) of: (i) all monthly interest collected with respect to the Student Loans during the related Collection Period, in excess of the amount needed to make the interest payment on the Bonds on such Principal Payment Date;
(ii) all monthly principal collected with respect to the Student Loans during the related Collection Period together with any and all prepayments received with respect to the Student Loans during the Collection Period; (iii) net liquidation proceeds related to defaulted Student Loans received during the Collection Period, including late payment charges on the Student Loans, if any;
(iv) reinvestment income deposited in the Collateral Proceeds Account during the Collection Period; and (v) funds in the Reserve Fund in excess of the Interest Reserve Amount.

INTEREST SUPPORT ACCOUNT

     As provided in the Indenture, the Indenture Trustee will establish and maintain the Interest Support Account for the benefit of the holders of the Bonds. On the Closing Date, the Indenture Trustee will apply approximately $2,445,000 from the proceeds of the sale of the Bonds, to acquire a portfolio of Eligible Investments which are U.S. Treasury securities, that will return payments of principal and interest so that on each Interest Payment Date during the period commencing on the Closing Date and ending on September 20, 2000 (the "Interest Support Period"), an amount equal to the applicable Interest Support Payment is available from the proceeds of such Eligible Investments. The "Interest Support Payment" with respect to each Interest Payment Date during the Interest Support Period is equal to (a) all accrued interest on the Bonds together with expenses of the Issuer to be paid on such date minus (b) funds in the Collateral Proceeds Account, if any, available to pay the amount determined in clause (a) hereof. The Indenture Trustee will deposit the proceeds from the Eligible Investments in the Interest

Support Account. On each Interest Payment Date during the Interest Support Period, the Indenture Trustee will withdraw the related Interest Support Payment for the related Interest Accrual Period from the Interest Support Account and deposit such Interest Support Payment in the Collateral Proceeds Account.

     Immediately following the Interest Support Period, amounts in the Interest Support Account, if any, will be available to fund shortfalls in the payment of interest on the Bonds or the Interest Reserve Amount. On September 20, 2003, the Trustee shall deposit in the Collateral Proceeds Account any remaining funds then on deposit in the Interest Support Account.

THE RESERVE FUND

     As provided in the Indenture, the Indenture Trustee will establish and maintain the Reserve Fund for the benefit of the holders of the Bonds. On the Closing Date, approximately $255,000 from the proceeds of the sale of the Bonds will be applied by the Indenture Trustee to acquire an Eligible Investment (that is a U.S. Treasury security) that will return payments of principal and interest so that on September 20, 2000, the Interest Reserve Amount for the Interest Accrual Period commencing on such date is available from the proceeds of such Eligible Investment. All funds remaining in the Collateral Proceeds Account on each Payment Date commencing with the initial Payment Date and ending but including March 20, 2000, after making all interest payments due on the Bonds on such Payment Dates, will be deposited in the Reserve Fund. On each Payment Date thereafter, upon the payment of all interest accrued and owing on the Bonds, any remaining funds in the Collateral Proceeds Account will be deposited in the Reserve Fund, to the extent necessary, so that the amount therein will equal the amount of interest payable on the Bonds on the next succeeding Payment Date (the "Interest Reserve Amount").

     On any Payment Date, if the amount in the Collateral Proceeds Account is not sufficient to pay interest due and unpaid on the Bonds, the Indenture Trustee will withdraw (to the extent of available funds) from the Reserve Fund or the Interest Support Account and deposit in the Collateral Proceeds Account an amount equal to such shortfall. If after giving effect to all payments of interest and principal and all other payments on the Bonds on a Payment Date, the Interest Reserve Amount equals or exceeds the outstanding principal amount of all the Bonds (the "Aggregate Current Principal Amount"), then the Bonds will be immediately due and payable.

COLLATERAL PROCEEDS ACCOUNT

     All amounts collected on the Student Loans, together with amounts transferred from the Interest Support Account and the Reserve Fund, net of the Servicing Fee, will be used to pay interest and principal on the Bonds for the related Payment Date; provided, however, that if there is a shortfall in amounts to be held in the Reserve Fund, as described above, such amounts will be deposited in the Reserve Fund to make up such shortfall. On each Payment Date, the Indenture Trustee will apply amounts in the Collateral Proceeds Account FIRST, to the Class A Bonds for the payment of accrued interest on the Class A Bonds at the related Bond Interest Rate, SECOND, to the Class B Bonds for the payment of accrued interest on the Class B Bonds at the related Bond Interest Rate, THIRD, to the payment of any shortfall in the Reserve Fund (provided that after payment of interest and principal on such Payment Date, if the Interest Reserve Amount equals or exceeds the aggregate principal amount of the Bonds outstanding, the Bonds will be immediately due and payable), FOURTH, to the payment of any unpaid amounts due the Indenture Trustee under the Indenture, FIFTH, to the payment of any unpaid amounts due to any firm of Independent Accountants pursuant to the Indenture, SIXTH, to the payment of unpaid amounts owed the Owner Trustee, SEVENTH, to the payment of unpaid amounts owed the Administrator pursuant to the Administration Agreement, EIGHTH, on each Principal Payment Date, to the Class A Bonds for the payment of principal on the Class A Bonds, NINTH, on each Principal Payment Date following payment in full of the Class A Bonds (which initially may be the same Principal Payment Date on which the Class A Bonds are paid in full), to the Class B Bonds for the payment of any unpaid principal on the Class B Bonds, and TENTH, if such Payment Date is not a Principal Payment Date, any remaining amounts will be deposited in the Reserve Fund. See "Description of the Bonds--Collateral Proceeds Account" in the Prospectus.

     Any amounts remaining in the Collateral Proceeds Account immediately following retirement of the Bonds in full and payment of any unpaid administrative fees and expenses will be paid to the Issuer. The funds so paid to the Issuer may be used to pay the Issuer's general operating expenses and to make distributions to the related Owner Participants.

COST OF ISSUANCE ACCOUNT

     On the Closing Date, the Indenture Trustee will establish a cost of issuance account (the "Cost of Issuance Account") into which the Issuer will cause the Indenture Trustee to deposit approximately $275,000 (the "Cost of Issuance Amount"). Promptly after the Closing Date, the Indenture Trustee will withdraw amounts in the Cost of Issuance Account pursuant to an Issuer Order to pay the actual costs and expenses incurred by the Issuer in connection with the issuance of the Bonds. Thereafter, the Indenture Trustee will withdraw any remaining amounts from the Cost of Issuance Account and deposit the same in the Collateral Proceeds Account.

OPTIONAL REDEMPTION

     To avoid excessive administrative expense, the Issuer will be permitted, at its option, to redeem (i) the Class B Bonds, on any date on which the Aggregate Current Principal Amount of Bonds outstanding has declined to 10% or less of their initial Aggregate Current Principal Amount and (ii) Class A Bonds and upon their payment in full, Class B Bonds, on any Payment Date prior to the first Principal Payment Date, in an amount equal to any principal prepayments on the Student Loans collected by the Servicer during the related Prepayments Collection Period in each case at a price equal to 100% of their unpaid principal amount, plus accrued interest. In addition, the Issuer will have the right, at its option, to redeem the Class A Bonds, and the Class B Bonds, pro rata among each Class, during the 60-day period following the Closing Date, in an amount not to exceed 5% of the Aggregate Current Principal Amount of the Bonds at a redemption price of 100% of their unpaid principal amount, plus accrued interest. Notice of redemption shall be given to Bondholders not less than fifteen days prior to such redemption. See "Limited Withdrawal and Substitution of Student Loan Collateral" below.

LIMITED WITHDRAWAL AND SUBSTITUTION OF STUDENT LOAN COLLATERAL

     During the 60-day period following the Closing Date, the Issuer will have the right, at its option, to withdraw and substitute Student Loans having an original principal balance up to 5% of the aggregate principal balance of the Student Loans in the Trust Estate. Such withdrawal or substitution of Student Loans is intended to permit Owner Participants to cancel Student Loans of students who choose not to attend or who leave soon after arrival, and to make loans to students, who had not made timely application, in unusual or emergency circumstances. Any withdrawn Student Loans may be released from the Trust Estate if the Issuer deposits with the Indenture Trustee additional Student Loans having the same terms, including interest rates, as the Student Loans being withdrawn, and/or cash in the aggregate amounts specified in the Indenture. See "Description of the Bonds -- Optional Redemption" herein.

REPORTS TO BONDHOLDERS

     The Indenture Trustee will prepare and deliver to the Issuer, the Rating Agency and each Bondholder no later than one (1) Business Day following each Payment Date, a statement (a "Payment Date Statement") with respect to such Payment Date setting forth the following information:

         (a) the Available Payment Amount on deposit in the Collateral Proceeds Account and the Reserve Fund, itemizing (i) Servicer Remittances received during the related Interest Accrual Period, (ii) the aggregate amount of reinvestment income received during the Interest Accrual Period, (iii)

     Interest Support Payments withdrawn from the Interest Support Account and
     (iv) the amount of any payment then being made from the Interest Reserve Amount;

         (b) the aggregate amount of interest accrued during the immediately preceding Interest Accrual Period on all Outstanding Bonds;

         (c) the aggregate amount of interest accrued during the immediately preceding Interest Accrual Period on all Outstanding Class A Bonds;

         (d) the aggregate amount of interest accrued during the immediately preceding Interest Accrual Period on all Outstanding Class B Bonds;

         (e) the aggregate amount of all payments then being made with respect to the Bonds;

         (f) the aggregate amount of all payments then being made with respect to the Class A Bonds;

         (g) the aggregate amount of all payments then being made with respect to the Class B Bonds;

         (h) the aggregate amount of all payments then being made with respect to the Bonds that represents principal;

         (i) the aggregate amount of all payments then being made with respect to the Class A Bonds that represents principal;

         (j) the aggregate amount of all payments then being made with respect to the Class B Bonds that represents principal;

         (k) the amount of any payment then being made with respect to an Individual Bond;

         (l) the amount of the payment then being made with respect to an Individual Bond that represents interest;

         (m) the amount of the payment then being made with respect to an Individual Bond that represents principal;

         (n) the outstanding principal amount of an Individual Bond after giving effect to any repayment of principal made on such date;

         (o) the sum of (i) the outstanding principal balance after giving effect to all payments and recoveries of principal and (ii) any interest in excess of interest payable at the interest rate of the Bonds, paid or payable by the Servicer to the Indenture Trustee, of all Student Loans still subject to the lien of the Indenture;

         (p) the Aggregate Current Principal Amount of Class A Bonds after giving effect to the principal payments to be made on such Payment Date;

         (q) the Aggregate Current Principal Amount of Class B Bonds after giving effect to the principal payments to be made on such Payment Date; and

         (r) the number and aggregate outstanding principal balance of Student Loans that are more than 150 days delinquent, if any, as of the related Payment Date.

     In addition, the Issuer, to the extent required by applicable law, will prepare and file any and all tax returns, information statements or other filings required to be delivered to any governmental taxing authority and to Bondholders pursuant to any applicable law with respect to the Trust Estate and the transactions contemplated hereby.


                               CREDIT ENHANCEMENTS

     In order to provide sufficient security for the payment of interest and principal on the Bonds, the Issuer established the following additional form of credit enhancement with respect to the Bonds:

DIFFERENCE BETWEEN STUDENT LOAN INTEREST RATE AND BOND INTEREST RATE

     The weighted average interest rate on the pool of Student Loans will equal 9.185% per annum. Because the weighted average interest rate paid on the Class A Bonds and the Class B Bonds will be 7.784% per annum, the difference between (i) the Student Loan interest rate (net of the Servicing Fee) and (ii) the weighted average bond interest rate of the Class A and the Class B Bonds provides the holders of the Bonds an additional form of credit support on the payment of interest and, to a limited extent, principal on the Bonds.

OVERCOLLATERALIZATION

     On the Closing Date the collateralization ratio of Student Loans to Bonds will be 81%, since the initial aggregate outstanding principal balance of Student Loans and of Bonds will be $6,484,787 and $8,000,000, respectively. However, this ratio is expected to increase by the end of the Interest Support Period, since accrued interest on the Student Loans will be capitalized upon the graduation of each student. Further, on the Closing Date the collateralization ratio of all assets in the Trust Estate (i.e., Student Loans, and approximately $2,700,000 representing the purchase price to the Issuer of U.S. Treasury securities to be deposited in the Interest Support Account and the Reserve Fund) to Bonds will be 114.8% since the initial aggregate outstanding principal balance of Student Loans and the cost basis of the U.S. Treasury Securities in the Trust Estate will be $9,185,000 and the initial outstanding principal balance of the Bonds will be $8,000,000.

     On the Closing Date, the Issuer will acquire the Student Loans with the proceeds from the sale of the Bonds. The Issuer will pledge the Student Loans to the Indenture Trustee as security for the Bonds. The Owner Participants may receive distributions from their residual interests in the Student Loans only after all of the Bonds are paid in full. See "The Issuer" and "The GATE(sm) Student Loan Program" in the Prospectus.

SUBORDINATION

     The Class B Bonds are subordinate to and support the Class A Bonds since principal payments on the Class B Bonds will commence only after retirement of the Class A Bonds.


                          DESCRIPTION OF THE INDENTURE

     The Bonds offered hereby will be issued pursuant to a Trust Indenture, to be dated as of April 1, 1997 (the "Indenture") between the Owner Trustee and the Indenture Trustee. Reference is made to the Prospectus for important information additional to that set forth herein regarding the terms of the Indenture and the Bonds. The Issuer will provide to prospective or actual Bondholders, without charge, on written request, a copy (without exhibits) of the Indenture. Requests should be addressed to The National Collegiate Trust 1997-S1, 7.45% Class A Collateralized Student Loan Bonds, Series 1997-S1 8.25% Class B Collateralized Student Loan Bonds, Series 1997-S1, c/o State Street Bank and Trust Company, Two International Place, 5th Floor, Boston, Massachusetts 02110.

THE INDENTURE TRUSTEE

     State Street Bank and Trust Company is the Indenture Trustee for the Bonds pursuant to the Indenture. The Indenture Trustee's principal corporate trust offices are located at 225 Franklin Street, Boston, Massachusetts 02110.

MODIFICATION OF INDENTURE

     With the consent of the holders of not less than 66 2/3% of the Aggregate Current Principal Amount of the outstanding Bonds of each class affected thereby, the Indenture Trustee and the Issuer may execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture with respect to the Bonds or modify (except as provided below) in any manner the rights of the Bondholders.

     Without the consent of the holder of each outstanding Bond affected thereby, however, no supplemental indenture shall (i) change the Stated Maturity of, or the Interest Payment Date for any Bond or reduce the principal amount thereof, the interest rate specified thereon or the redemption price with respect thereto, or change any place of payment where, or the coin or currency in which, any Bond or any interest thereon is payable, or impair the right to institute suit for the enforcement of certain provisions of the Indenture regarding payment, (ii) reduce the percentage of the Aggregate Current Principal Amount of the outstanding Bonds, the consent of the holders of which is required for any such supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with certain provisions of the Indenture or of certain defaults thereunder and their consequences as provided for in the Indenture, (iii) modify the provisions of the Indenture specifying the circumstances under which such a supplemental indenture may not change the provisions of the Indenture without the consent of each outstanding Bond affected thereby, or the provisions of the Indenture without the consent of each outstanding Bond affected thereby, or the provisions of the Indenture with respect to certain remedies available in an Event of Default, except to increase any percentage specified therein or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Bond affected thereby, (iv) modify the definition of "Outstanding Bonds", (v) permit the creation of any lien ranking prior to or on a parity with the lien of the Indenture with respect to any part of the assets subject to the lien of the Indenture or terminate the lien of the Indenture on any property at any time subject thereto or deprive the holder of any Bond of the security afforded by the lien of the Indenture, (vi) modify any of the provisions of the Indenture in such manner as to affect the calculation of principal and interest payable on the Bonds on any Payment Date (including the components of any such calculations), adversely affect the rights of the Bondholders to the benefits of any provisions for the mandatory redemption of Bonds, or to adversely affect the rights of the Bondholders to any amounts deposited in the Reserve Fund or the Interest Support Account, (vii) modify or alter the provisions of the Indenture with respect to the sale of the Trust Estate under certain circumstances, (viii) impair or adversely affect the Trust Estate except as otherwise permitted under the Indenture, or (ix) change the percentage required to declare an acceleration of the Bonds.

     The Issuer and the Indenture Trustee may also enter into supplemental indentures, without obtaining the consent of Bondholders, to cure ambiguities or make minor corrections, to provide for the maintenance of the rating of the Bonds at the Issuer's option, and to do such other things as would not adversely affect the interests of the Bondholders.

EVENTS OF DEFAULT

     An event of default ("Event of Default") with respect to the Bonds is defined in the Indenture as being (i) a default in the payment of principal of any Bond; (ii) a default in the payment of interest on any Bond which continues for one Business Day; (iii) a default in the payment of the redemption price of any Bond that has been called for redemption which continues for five days; (iv) a default in the observance of any other covenant of the Indenture, and the continuation of any such default for a period of thirty days after notice to the Issuer by the Indenture Trustee or to the Issuer and the Indenture Trustee by the holders of at least 25% of the Aggregate Current Principal Amount of the Bonds then outstanding; or (vi) certain events of bankruptcy, insolvency, receivership or reorganization of the Issuer. See "Description of the Indenture--Events of Default" in the Prospectus.

RIGHTS UPON EVENTS OF DEFAULT

     In case an Event of Default should occur and be continuing with respect to the Bonds, the Indenture Trustee or holders of at least 66 2/3% of the Aggregate Current Principal Amount of the Bonds then outstanding (100% of the Aggregate Current Principal Amount if the Event of Default is not a payment default) may declare the Bonds to be immediately due and payable. Such declaration may under certain circumstances be rescinded by the holders of not less than 66 2/3% of the Aggregate Current Principal Amount of the Bonds then outstanding. See also "Description of the Indenture--Rights Upon Events of Default" in the Prospectus for additional considerations with respect to Events of Default.


                   CERTAIN YIELD AND PREPAYMENT CONSIDERATIONS

GENERAL

     The yield on the Bonds will depend on the price paid by the Bondholder, the receipt and timing of receipt of payments on the Bonds and the weighted average coupon and term to maturity of the Student Loans.

YIELD AND PREPAYMENT CONSIDERATIONS

     A Bond's yield to maturity will be affected by the rate of principal payments on the Student Loans and the allocation thereof to reduce the principal balance of such Bond. The rate of principal payments on the Student Loans will in turn be affected by the amortization schedules thereof and the rate of principal prepayments thereon. Prepayments on the Student Loans will result in distributions on the Bonds of amounts that would otherwise accrue interest and be distributed over the remaining terms of the Student Loans. Assuming the Bonds are sold at par, a higher than anticipated rate of principal prepayments on the Student Loans will not affect the yield to maturity on the Bonds, although it will affect the average life of the Bonds. Thus, although the Bonds will be paid in full they may be retired earlier than expected. If the Bonds are sold at a discount or at a premium, a higher rate of prepayment on the Student Loans will increase or decrease, respectively, the yield to maturity on the Bonds.

     Because the rates of payment of principal on the Student Loans will depend on future events and a variety of factors (as described more fully below), no assurance can be given as to such rate or the rate of principal prepayments in particular. In general, the earlier a prepayment of principal on the Student Loans is distributed on a Bond, the greater will be the effect on the investor's yield to maturity. As a result, the effect on such investor yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

     The extent of prepayments of principal of the Student Loans varies from time to time and may be affected by a number of factors including without limitation, economic, demographic, geographic, social, legal and tax. In addition, the rate of prepayment on the Student Loans may be affected by prevailing market interest rates for student loans. When the prevailing market interest rate is below a student loan coupon, a borrower may have an increased incentive to refinance his or her student loan. There can be no assurance as to the rate of prepayment on the Student Loans in the Trust Estate or that the rate of payments will conform to any model described herein. Furthermore, there can be no assurance that student loan programs, such as programs currently proposed and being implemented by the Clinton Administration, or other federal or state government programs, will not result in significant prepayment of the Student Loans. The Issuer will not make any representation as to the particular factors that will affect the prepayments of the Student Loans, as to the relative importance of such factors, as to the percentage of the principal balance of the Student Loans that will be paid as of any date or as to the overall rate of prepayment on the Student Loans. See also "Yield Considerations" in the Prospectus.

     Only limited information regarding historic prepayment rates for GATE(sm) Student Loans is provided in this Prospectus Supplement. See "Repayment History Regarding GATE(sm) Student Loans" herein. Because the first GATE(sm) Student Loans were originated in 1994, the age of the portfolio of GATE(sm) student loans serviced by the Servicer is fairly recent, and, more importantly, only a small portion of such student loans are in repayment status. Thus, the repayment experience with respect to GATE(sm) student loans is insufficient to provide reliable predictive information based on the historical repayment performance of GATE(sm) student loans. There can be no assurance that the Student Loans that secure the Bonds will be in any manner comparable to the limited historical information provided herein. In addition, no information regarding historic prepayment rates for other student loans to students of the Owner Participants or for other student loans serviced by the Servicer is provided herein, because the Depositor believes that the terms of the GATE(sm) Student Loan Program are materially different from the terms of student loans originated under existing student loan programs or any of the other student loans serviced by the Servicer, and that any information regarding historic prepayment rates on such loans would not only be irrelevant, but might mislead investors into making erroneous judgments as to the likely level of prepayments under the GATE(sm) Student Loan Program. See "Yield Considerations--Yield and Prepayment Considerations" in the Prospectus for a discussion of the major differences between the GATE(sm) Student Loan Program and other existing loan programs, which the Depositor believes are likely to affect the level of prepayments.

     The rates at which principal payments are received on the Student Loans and the rate at which payments are made from the Reserve Fund for the Bonds may affect the ultimate maturity and the weighted average life of the Bonds. Weighted average life refers to the average amount of time that will elapse from the date of issue of an instrument until each dollar of principal of such instrument is repaid to the investor.

     The weighted average life of the Bonds will be influenced by the rate at which principal on the related Student Loans, whether in the form of scheduled amortization or prepayments, is paid on such series of Bonds. Prepayment rates on loans are commonly measured relative to a prepayment standard or model. However, there is no standard or model specifically available for GATE(sm) student loans.

     Subject to the foregoing discussions and assumptions, the following table indicates the weighted average life and final maturity of the Class A and the Class B Bonds based on the conditional prepayment rate ("CPR") prepayment model. CPR is determined by the percentage of principal outstanding at the beginning of a period that prepays during that period, stated as an annualized rate. THE CPR PREPAYMENT MODEL, LIKE ANY PREPAYMENT MODEL, DOES NOT PURPORT TO BE EITHER AN HISTORICAL DESCRIPTION OF PREPAYMENT EXPERIENCE OR A PREDICTION OF THE ANTICIPATED RATE OF PREPAYMENT.

EFFECT OF PREPAYMENT OF STUDENT LOANS ON WEIGHTED AVERAGE LIFE AND FINAL MATURITY OF THE BONDS1

Prepayment Experience             0CPR        1CPR(2)      2CPR(3)      3CPR(4)       4CPR(5)      5CPR(6)      6CPR(7)      7CPR(8)
---------------------             ----        -----        -----        -----         -----        -----        -----        -----

Average Life (in Years)

     Class A Bonds                 9.0          8.1          7.3          6.7           6.2          5.7          5.3          4.9

     Class B Bonds                13.2         12.8         12.5         12.2          11.8         11.5         11.1         10.7

Final Maturity (in Years)

     Class A Bonds                3/09         9/08         3/08         9/07          3/07         9/06         3/06         9/05

     Class B Bonds                9/11         3/11         3/11         9/10          9/10         9/10         3/10         3/10

--------------------

(1)      This table has been prepared using the following assumptions:

         (i) defaults are assumed to occur with respect to Student Loans constituting 11.93% (2.5 x the weighted average Stafford Loan default rate for the Owner Participants, which is based on the number of loans defaulted - see "The Owner Participants" herein) of the aggregate principal balance of the Student Loans in the Trust Estate and liquidations of defaulted Student Loans are assumed to result in recoveries of 20% of the aggregate principal balance of defaulted loans, for an aggregate loss of 9.54% of the aggregate principal balance of the Student Loans in the Trust Estate (plus interest thereon); 43% of these defaults are assumed to occur in the first year in which repayment commences, 20% in the second year, 14% in the third year, 10% in the fourth year and 3.25% in each of years five through eight;

         (ii) students to whom Student Loans were made constituting 15% of the Trust Estate leave school prior to the graduation of the student's entering class;

         (iii) students to whom Student Loans were made constituting 25% of the Trust Estate defer for an average of 2.5 years the payment of interest on the loans commencing with the Payment Date immediately after termination of the Interest Support Period; and

         (iv) the interest rate on the Student Loans is 9.185%; the interest rate on the Outstanding Class A and Class B Bonds is 7.45% and 8.25%, respectively, and reinvestment income on funds in the Reserve Fund, the Interest Support Account and the Collateral Proceeds Account is earned at the rate of 5% per year.

(2) Assumes 1% (on an annualized basis) of the principal outstanding on the Student Loan at the beginning of each Interest Accrual Period prepays during that period and prepayments received prior to the first Principal Payment Date are used to retire Bonds as received.

(3) Assumes 2% (on an annualized basis) of the principal outstanding on the Student Loan at the beginning of each Interest Accrual Period prepays during that period and prepayments received prior to the first Principal Payment Date are used to retire Bonds as received.

(4) Assumes 3% (on an annualized basis) of the principal outstanding on the Student Loan at the beginning of each Interest Accrual Period prepays during that period and prepayments received prior to the first Principal Payment Date are used to retire Bonds as received.

(5) Assumes 4% (on an annualized basis) of the principal outstanding on the Student Loan at the beginning of each Interest Accrual Period prepays during that period and prepayments received prior to the first Principal Payment Date are used to retire Bonds as received.

(6) Assumes 5% (on an annualized basis) of the principal outstanding on the Student Loan at the beginning of each Interest Accrual Period prepays during that period and prepayments received prior to the first Principal Payment Date are used to retire Bonds as received.

(7) Assumes 6% (on an annualized basis) of the principal outstanding on the Student Loan at the beginning of each Interest Accrual Period prepays during that period and prepayments received prior to the first Principal Payment Date are used to retire Bonds as received.

(8) Assumes 7% (on an annualized basis) of the principal outstanding on the Student Loan at the beginning of each Interest Accrual Period prepays during that period and prepayments received prior to the first Principal Payment Date are used to retire Bonds as received.

OTHER FACTORS AFFECTING WEIGHTED AVERAGE LIFE

         INCREASED PRINCIPAL PAYMENTS; EXTENSIONS OF MATURITY The Student Loans require that for the first five years after graduation (the "Interest Only Period") interest payments only be made, and no such interest is required to be paid. Principal amortization commences after the Interest Only Period. In addition, the amortization of principal due and owing each year increases. Thus, monthly loan payments will gradually increase in size. The ability of a borrower to make increased principal payments may depend upon his or her wages over time and other economic factors, and, therefore, there is a risk that the Student Loans may default during the eight years of principal amortization after the Interest Only Period, or that the maturity of a Student Loan may be extended in connection with a workout. See "Yield Considerations--Other Factors Affecting Weighted Average Life" in the Prospectus.

         NEGATIVE AMORTIZATION The weighted average life of the Bonds may be affected by (i) students that defer repayment of their respective Student Loans to attend graduate school or (ii) by servicerapproved forbearance periods during which a student's monthly payments on the related Student Loan may be deferred or reduced due to such student's inability to make scheduled payments. In addition to interest accrued during the Interest Support Period, during any such deferment or forbearance period, interest accrued on a Student Loan will be added to the outstanding principal balance of such Student Loan, thus causing negative amortization. To the extent that deferred interest is added to the principal balance of a Student Loan, future interest accruals are computed on that higher principal balance and the scheduled payment is increased to amortize the unpaid principal over the remaining amortization term of the Student Loan.


                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         In general, except as supplemented or otherwise described herein, the discussion that appears in the Prospectus under the heading "Certain Federal Income Tax Consequences" will apply to purchasers of the Bonds. Upon the issuance of the Bonds, Thacher Proffitt & Wood, counsel to the Depositor and the Issuer, will deliver its opinion generally to the effect that, under the law in effect on the date thereof and assuming compliance with the Indenture and related documents, for federal income tax purposes (i) the Bonds constitute indebtedness of, and not equity interests in, the Issuer or in a separate association taxable as a corporation and (ii) the Issuer will not be classified as an association taxable as a corporation.

         The Class A Bonds and the Class B Bonds will be treated as having been issued with original issue discount for federal income tax reporting purposes. In addition, a purchaser of a Bond with market discount generally will be subject to the market discount rules of the Code. The prepayment assumption with respect to the Student Loans used in determining the rate of accrual of market discount, if any, for federal income tax purposes will be that the Student Loans will not be prepaid. No representation is made that the Student Loans will not prepay or that they will prepay at any other rate. See "Certain Federal Income Tax Consequences--Taxation of Owners of Bonds--Market Discount" in the Prospectus.

         For further information regarding the federal income tax consequences of investing in the Bonds, see "Certain Federal Income Tax Consequences" in the Prospectus.

                              ERISA CONSIDERATIONS

GENERAL

         The Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code impose certain requirements on employee benefit plans, and on certain other retirement plans and arrangements, including individual retirement accounts and annuities and Keogh plans that are subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code and on collective investment funds and insurance company separate accounts in which such plans, accounts or arrangements are invested (all of which are hereinafter referred to as "Plans"), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets.

         ERISA generally imposes on fiduciaries of Plans to which it applies certain fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan's investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan (as described below) and persons ("Parties in Interest") who have certain specified relationships to the Plan, unless a statutory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Section 4975 of the Code, and civil money penalties and other sanctions under ERISA, unless a statutory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Section 4975 of the Code.

PLAN ASSET REGULATIONS

         Section 2510.3-101 of the regulations of the United States Department of Labor ("Regulations") governs the determination a of Plan's assets in cases where a Plan makes an investment in an entity which itself has assets. Under the Regulations, a Plan's assets include its investments but do not include the assets of the entities in which it invests unless the Plan's investment is an equity interest, other than a publicly offered security (as defined in the Regulations) or a security issued by an investment company registered under the Investment Company Act of 1940, in a company which is not an operating company (as defined in the Regulations) and in which equity participation by benefit plan investors is not significant (as defined in the Regulations). The Regulations define "equity interest" as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. The Seller has been advised by counsel that in its opinion the Bonds will be treated as indebtedness under the laws of the State of Delaware and, although there is no relevant precedent, the Seller believes that the Bonds possess no substantial equity features. Accordingly, the Seller believes that the assets of a Plan which invests in Bonds would include the Bonds acquired but would not, by virtue of such investment, include the assets of the Issuer. In such event, the ERISA fiduciary requirements and the prohibited transaction rules of ERISA and the Code would apply to a Plan's investment in Bonds but would not, by virtue of such investment, apply to the assets and activities of the Issuer.

         For a discussion of the ERISA fiduciary requirements and the prohibited transaction rules that would apply in the event that the Bonds are treated as equity interests, see "ERISA Considerations" in the Prospectus.

         Any Plan fiduciary that proposes to cause a Plan to purchase Bonds should consult with its counsel with respect to the potential applicability of ERISA and the Code to such investment and the availability of (and scope of relief provided by) any prohibited transaction exemption in connection therewith. In addition, any Plan fiduciary that proposes to cause a Plan to purchase Bonds should consider whether such purchase would be appropriate under the general fiduciary standards of prudence and diversification, taking into account the overall investment policy of the Plan and its existing portfolio, and should consult with its counsel with respect to the potential applicability of ERISA and the Code.

OTHER PLAN INVESTORS

         Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA and Section 414(d) of the Code), and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA and 414(e) of the Code) are not subject to ERISA requirements. Accordingly, such plans' investments in Bonds are not subject to the ERISA considerations described above. Any such plan which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, however, is subject to certain prohibited transaction rules set forth in Section 503 of the Code.


                                  UNDERWRITING

         BancAmerica Securities, Inc. (the "Underwriter") has agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase all of the principal amount of the Bonds, if any are purchased.

         Distribution of the Bonds will be made by the Underwriter from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Proceeds to the Issuer from the sale of the Bonds will be approximately 91.75253% of the aggregate principal balance initially represented by the Class A Bonds, plus 89.87614% of the aggregate principal balance initially represented by the Class B Bonds, plus accrued interest at the related Bond Interest Rate from the Closing Date, after deducting expenses payable by the Issuer. The Underwriter may effect such transactions by selling the Bonds to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter for whom they act as agent. In connection with the purchase and sale of the Bonds, the Underwriter may be deemed to have received compensation from the Issuer in the form of underwriting discounts. The Underwriter and any dealers that participate with the Underwriter in the distribution of the Bonds may be deemed to be underwriters and any profit on the resale of the Bonds positioned by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "1933 Act").

         The Underwriting Agreement provides that the Issuer will indemnify the Underwriter against certain civil liabilities, including liabilities under the 1933 Act, or will contribute to payments the Underwriter may be required to make in respect thereof.

         Purchasers of the Bonds, including dealers, may, depending on the facts and circumstances of such purchases, be deemed to be "underwriters" within the meaning of the 1933 Act in connection with reoffers and sales by them of Bonds. Bondholders should consult with their legal advisors in this regard prior to any such reoffer or sale.

         In connection with this offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the market price of the Bonds in accordance with Regulation M under the Exchange Act, including by entering into stabilizing bids and purchasing the Bonds to cover any short position in the Bonds maintained by the Underwriter, during or after the offering. A stabilizing bid means the placing any bid or effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the Bonds. The Underwriter may create a short position for the account of the Underwriter by selling more Bonds in connection with the offering that it is committed to purchase from the Issuer and, in such case, may purchase Bonds in the open market following completion of the offering to cover all or a portion of such short position. Any of the transactions described in this paragraph could cause the price of the Bonds to be higher than it might be in the absence of such transactions. The Underwriter is not committed to enter into stabilizing transactions and, if any such transactions are entered into, they may be discontinued at any time.

         BancAmerica Securities, Inc., the Underwriter, is an affiliate of BANA, an Originator of 62 Student Loans, with an initial principal amount of $145,747. The proceeds of the sale of the Bonds will be used to purchase the Student Loans from the Originators, including BANA.


                                  LEGAL MATTERS

         Certain legal matters relating to the Bonds, including certain federal income tax matters, will be passed upon for the Depositor and the Issuer by Thacher Proffitt & Wood, New York, New York.


                                     RATING

         It is a condition to issuance that the Class A Bonds and the Class B Bonds offered hereby be rated no less than "Aa2" and "Baa2", respectively, by Moody's Investors Service, Inc. (the "Rating Agency").

         The Rating Agency's rating of the Bonds addresses the likelihood of the receipt by Bondholders of payments required under the Indenture. Moody's Investors Service, Inc. ratings take into consideration the credit quality of the Student Loan pool, structural and legal aspects associated with the Bonds, and the extent to which the payment stream on the Student Loan pool is adequate to make payments required under the Bonds. A "Aa2" or "Baa2" rating on the Bonds does not, however, constitute a statement regarding frequency of prepayments on the Student Loans.

         The rating of "Aa2" assigned to the Class A Bonds and "Baa2" assigned to the Class B Bonds also addresses the likelihood of the receipt by Bondholders of all distributions to which such Bondholders are entitled. The rating process addresses the structural and legal aspects associated with the Bonds, including the nature of the underlying Student Loans. The ratings assigned to collateralized student loan pools do not represent any assessment of the likelihood or rate of principal prepayments. The ratings do not address the possibility that Bondholders might suffer a lower than anticipated yield or that they may fail to recoup their initial investment. See "Certain Yield and Prepayment Considerations" herein.

         A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each security rating should be evaluated independently of any other security rating.